Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 4, 2016
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY COMMUNITY BANK ANNOUNCES

SENIOR EXECUTIVE PROMOTION AND NEW CHIEF FINANCIAL OFFICER

OAKDALE, CA–Christopher M. Courtney, President and CEO of Oak Valley Bancorp (NASDAQ: OVLY) and its wholly owned subsidiary, Oak Valley Community Bank, announced the promotion of Rick McCarty to Senior Executive Vice President and Chief Administrative Officer. The Senior Executive title recognizes McCarty’s continued oversight of the Bank's mission critical functions and signals the integral role he plays within the Executive Management Team.

With the promotion, McCarty, who previously held the Chief Administrative Officer and Chief Financial Officer positions concurrently, will transfer CFO obligations and accountabilities to Jeff Gall, who has been the Vice President of Finance and Accounting for the Bank since 2006. Gall is being elevated to Senior Vice President, CFO.

“Jeff has played a vital role in the Finance Department since his arrival and has grown into a key member of the Bank’s management team. His analytical approach and attention to detail will ensure his success as he transitions to the CFO position,” stated McCarty.

President and CEO Chris Courtney summarized, “Long term growth plans are only as good as the people behind the numbers. Rick has been an integral part of the Bank’s advancement over the seventeen years he has been with Oak Valley, and Jeff has continued to develop and expand his role during the nine-plus years of his Oak Valley tenure. These promotions illustrate the successful execution of our long-term strategic and succession planning initiatives.”

Oak Valley Bancorp operates Oak Valley Community Bank and Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 16 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

McCarty
Gall

The Company recently completed its acquisition of Mother Lode Bank. Mother Lode Bank’s two branches, which are not listed above, will be closed on January 29, 2016. Operating system conversion is expected to be completed in the second quarter of 2016.

For more information, call 1-866-844-7500 or visit www.ovcb.com.